Sub-Item 77I. Terms of New or Amended Securities

Dreyfus Index Funds, Inc. (the "Company") Dreyfus Smallcap Stock Index Fund Dreyfus International Stock Index Fund (each, a "Fund")

At a meeting held on May 17, 2016, the Board of Directors of the Company, on behalf of the Funds, approved a proposal to re-designate the existing shares of each Fund as Investor shares and to offer Class I shares as a new class of shares of each Fund.

A description of the Funds' Investor and Class I shares is included in the Funds' combined prospectus and statement of additional information filed as part of Post-Effective Amendment No. 45 to the Company's Registration Statement ("Post-Effective Amendment No. 45"), filed with the Securities and Exchange Commission on August 26, 2016, and is incorporated by reference herein.

A revised Rule 18f-3 Plan for the Funds was filed as Exhibit (n) to Post-Effective Amendment No. 45 and is incorporated by reference herein.